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                                                                     Exhibit 4.3

                             LAKELAND BANCORP, INC.

                         AUTOMATIC DIVIDEND REINVESTMENT

                             AND STOCK PURCHASE PLAN

                  (as amended and restated through May 1, 2002)

                  The Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Lakeland Bancorp, Inc. ("Bancorp") described herein provides holders of Bancorp's Common Stock, no par value ("Common Stock"), with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge.

                  1.  Administration of the Plan

                  The Plan Administrator shall be First City Transfer Company ("First City") or a banking institution selected by the Board of Directors of Bancorp. The Plan Administrator shall administer the Plan for participants, keep records, send statements of account to participants pursuant to Section 7 herein and perform other duties relating to the Plan. The Plan Administrator will act in the capacity of agent for the participants.

                  2.  Eligibility to Participate

                  (a) All holders of record of shares of Common Stock are eligible to participate in the Plan. To participate in the Plan, beneficial owners of shares of Common Stock whose shares are registered in other names (for instance, in the name of a broker or a nominee) must first become owners of record of such shares by having those shares transferred into their own names. A stockholder may have continue to have some shares of Bancorp registered in the name of the stockholder's broker and some shares registered in the stockholder's own name. A participant in the Plan must participate with respect to all shares of Common Stock registered in the stockholder's name.

                  (b) A stockholder of Bancorp may join the Plan at any time by signing an authorization card ("Authorization Card") and returning it to the Plan Administrator.

                  (c) A stockholder may participate in the dividend reinvestment feature of the Plan, the optional cash payment feature of the Plan, or both features of the Plan.

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                  3.  Participation in the Plan

                  All Authorization Cards shall be in a form satisfactory to Bancorp and the Plan Administrator and must be received by the Plan Administrator (i) not later than the record date of the first dividend to be invested in Common Stock pursuant to the Plan and (ii) not later than the seventh business day prior to the first business day of the first quarter in which the participant wishes to invest in Common Stock by means of an optional cash payment, in accordance with Section 4.

                  4.  Cash Payments

                  (a) At any time and from time to time, a participant may make an optional cash payment of not less than $100 per quarter, to be used for purchasing Common Stock pursuant to the Plan, as described below; provided, however, that the sum of a participant's optional cash payments in any quarter may not exceed $5,000. The limitations set forth in the preceding sentence pertaining to the minimum and maximum quarterly amount of optional cash payments may be modified from time to time in accordance with Section 15.

                  (b) An optional cash payment must be received by the Plan Administrator and must clear by the seventh business day prior to the first business day of the quarter in which it is to be invested in accordance with
Section 6. Once made, an optional cash payment may be withdrawn at any time except during any such seventh business day period. Provided that an optional cash payment has cleared and is not withdrawn by the seventh business day prior to the first business day of a quarter, then, on such first business day the Plan Administrator shall invest the participant's optional cash payment by purchasing shares of Bancorp Common Stock in accordance with Section 6 hereof.

                  (c) Notwithstanding anything to the contrary contained in this Plan, Bancorp may suspend the optional cash payment feature of the Plan from time to time. Participants will be notified promptly of any such suspension of the optional cash payment feature of the Plan and any optional cash payments (i) received prior to the date of such notice of suspension and not yet invested or
(ii) received after the date of such notice of suspension and before the date of a notice of resumption of the optional cash payment feature will be returned to participants. Participants will be notified promptly of the resumption of the optional cash payment feature of the Plan.

                  (d) Optional cash payments may be made by check or money order payable to the Plan Administrator, First City Transfer Company.

                  (e) The number of shares of Common Stock purchased for each participant with such participant's optional cash payment shall be computed (to four decimal places) by dividing (a) such participant's optional cash payment by
(b) the purchase price described in Section 6 hereof.

                  (f) All shares purchased with optional cash payments will be allocated to the participant's Plan account and all cash dividends on shares purchased through optional cash payments will be automatically reinvested in additional shares of Common Stock and credited to the participant's Plan account.

                  5.  Payment and Reinvestment of Dividends

                  (a) As and when dividends are paid on the Common Stock, Bancorp will promptly pay to the Plan Administrator all dividends payable on shares participating in the Plan with respect to the reinvestment of dividends (including all shares credited to participants' accounts) (less taxes withheld, if any). The Plan Administrator shall credit such dividends to the accounts of the respective participants (on the basis of such participating shares owned by each participant on the most recent dividend record date) and shall on each dividend payment date

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reinvest such dividends by purchasing Bancorp Common Stock in accordance with
Section 6 hereof. The number of shares of Common Stock purchased for each participant with reinvested dividends shall be computed (to four decimal places) by dividing (a) the dividend credited to the participant's account by (b) the purchase price described in Section 6 hereof.

                  (b) Notwithstanding anything to the contrary contained in this Plan, Bancorp may suspend the dividend reinvestment feature of the Plan from time to time. Participants will be notified promptly of any such suspension of the dividend reinvestment feature of the Plan and, in the event of such suspension, any and all dividends will be paid to participants in cash with respect to any dividend payment date occurring after the date of any such notice of suspension and prior to the date of a notice of resumption of the dividend reinvestment feature. Participants will be notified promptly of the resumption of the dividend reinvestment feature of the Plan.

                  6.  Purchases

                  (a) Purchases of shares of Common Stock from Bancorp will be made on the relevant investment date. If shares are purchased in the open market, the Plan Administrator will use its best efforts to make the purchases promptly, commencing on the relevant investment date and ending (in most instances) not later than 30 days after the investment date. With respect to the reinvestment of dividends, an investment date is a dividend payment date. With respect to optional cash payments, an investment date is the first business day of January, April, July and October. Participants will become owners of the shares purchased for them under the Plan on the date on which such shares are purchased.

                  (b) Purchases of shares of Common Stock will be made by the Plan Administrator in the market, from negotiated purchases, from Bancorp itself or from a combination of the foregoing, as determined by the Plan Administrator in its discretion. Shares purchased from Bancorp may be either authorized but unissued shares of Common Stock or treasury shares of Common Stock.

                  (c) Shares purchased by the Plan Administrator in the market will be purchased at prevailing prices. The purchase price of shares purchased in market transactions will be the weighted average of the actual prices paid for shares of Common Stock by the Plan Administrator. The price of original issue shares or treasury shares of Common Stock shall be the "Market Price" of the Common Stock on the relevant investment date. The Market Price shall be the average of the closing sales prices of the Common Stock as reported by the Nasdaq National Market System for the last five trading days prior to the investment date on which trades in the Common Stock were reported. If such prices are unavailable for such specified number of days, the purchase price per share shall be determined by Bancorp on the basis of such market quotations or other information as it shall deem appropriate.

                  (d) The number of shares that will be purchased for each participant will depend on the amount of the participant's reinvestment and/or investment and the purchase price. Each participant's account will be credited with that number of shares (including fractions computed to four decimal places) equal to the total amount to be invested divided by the applicable purchase price (also computed to four decimal places).

                  (e) The Board of Directors of Bancorp shall reserve a sufficient number of shares of Common Stock for issuance pursuant to the Plan.

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                  7.  Reports to Participants

                  Each participant in the Plan shall receive a statement of account after each purchase. The statement will set forth the amount of the most recent reinvestment and/or investment, the number of shares purchased, the price per share, and the total number of shares held in the participant's account. These statements are a participant's record of the costs of the participant's purchases and should be retained for income tax purposes. In addition, each participant shall receive copies of other communications sent to holders of shares of Common Stock and Internal Revenue Service information for reporting dividend income received.

                  8.  Certificates for Shares

                  (a) Shares of Common Stock purchased under the Plan for the accounts of participants shall be registered in the name of the Plan Administrator or its nominee and shall not be issued to participants until requested in writing to the Plan Administrator.

                  (b) Certificates for any number of whole shares credited to an account under the Plan will be issued at any time upon the written request of a participant to the Plan Administrator. Any remaining full shares and fractions of a share will continue to be credited to the participant's account.

                  (c) Certificates for fractions of shares will not be issued under any circumstances.

                  9. Pledge or Assignment of Shares

                  Shares credited to the account of a participant (those registered in the name of the Plan Administrator or its nominee) may not be pledged or assigned and any such purported pledge or assignment will be void.

                  10. Disposition of Shares

                  If a participant disposes of Common Stock registered in his or her name, the dividends on shares previously credited to his or her account under the Plan will continue to be reinvested until the participant withdraws from the Plan pursuant to Section 11 herein.

                  11. Withdrawal; Termination of Participation

                  (a) A participant may withdraw from the Plan by sending a written withdrawal notice to the Plan Administrator. When a participant withdraws from the Plan, or upon termination of the participant's participation in the Plan or termination of the Plan by Bancorp, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share based on the then current Market Price of the Common Stock.

                  (b) Upon a participant's withdrawal from the Plan the participant may also request that all or part of the whole shares credited to the participant's account in the Plan be sold. If a participant makes such a request, the sale shall be made for the participant by the Plan Administrator as soon as practicable after the request is received. The participant shall receive the proceeds from such sale, less related brokerage fees or commissions and less any applicable transfer taxes.

                  (c) A participant may withdraw from the Plan by notice to the Plan Administrator, which notice must be received at least seven business days prior to the applicable dividend record date with respect to the reinvestment of dividends on the dividend payment date immediately following such dividend record date. All optional cash payments received on or before the seventh business day prior to an investment date for optional cash payments will be invested in shares of Common Stock on the next relevant investment date unless a withdrawal

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notice is received by the Plan Administrator at least seven business days before the investment date.

                  (d) The Plan Administrator may terminate a participant's participation in the Plan after mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator's records. Bancorp reserves the right to terminate any participant's participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

                  (e) When a participant withdraws from the Plan, a cash adjustment representing any fraction of a share credited to the participant's account will be mailed directly to the participant. The cash payment will be based on the Market Price of the Common Stock on the effective date of withdrawal.

                  (f) A stockholder may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, Bancorp reserves the right to reject any Authorization Card from a previous participant in the event of excessive enrollments and withdrawals.

                  12. Non-Cash Dividends and Stock Splits; Rights Offerings

                  (a) Any stock dividends or stock splits applicable to shares of Common Stock held by a participant under the Plan will be credited to the participant's account.

                  (b) In the event that Bancorp makes available to its shareholders rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for all of such rights directly from Bancorp.

                  13. Voting Rights

                  (a) Shares held by the Plan Administrator for a participant will be voted as the participant directs with respect to shares held in his or her own name.

                  (b) For each meeting of stockholders, the participant shall receive a proxy card which will enable the participant to vote the shares registered in his or her own name. If the proxy card is returned properly signed and marked for voting, all whole shares held for the participant under the Plan shall be voted in the same manner as the shares owned directly by the participant. The total number of whole shares held under the Plan may also be voted in person at a meeting.

                  (c) If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant's whole shares (those registered in his name and those credited to his account under the Plan) will be voted in accordance with the recommendations of Bancorp's Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

                  14. Foreign Stockholders

                  In the case of a foreign stockholder whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

                  15. Modification and Termination of Plan

                  Bancorp (through its Board of Directors) reserves the right to suspend, modify or terminate the Plan, or the participation in the Plan by any participant, at any time, including the right to suspend the optional cash payment feature and dividend reinvestment feature of the Plan, as described in Sections 4 and 5 hereof. All participants affected by such action shall receive notice of any such suspension, modification or termination. Bancorp's right to modify the Plan

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includes the right to increase or decrease the minimum and maximum amounts of optional cash payments which may be made under the Plan and to impose fees in connection with participation in the Plan. Revisions in such minimum and maximum amounts and in the fee structure of the Plan will only be made upon 30 days' prior notice to participants.

                  16. Fees and Commissions

                  Except as described in Sections 11 and 15, Bancorp shall pay all fees and brokerage commissions in connection with the Plan.

                  17. Interpretation

                  The Plan shall be interpreted and regulated by Bancorp. All such interpretations and regulations shall be conclusive.

                  18. No Liability

                  In administering the Plan, Bancorp and the Plan Administrator (including all of their respective officers, directors, employees and agents) will not be liable for any act done in good faith or for any good faith omission to act, including without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death and any claim of liability with respect to the prices at which shares are purchased for participants' accounts or the times such purchases are made.

                  19. Termination or Resignation of Plan Administrator

                  Bancorp may terminate the Plan Administrator's services under the Plan upon thirty (30) days prior written notice to the Plan Administrator. The Plan Administrator may resign upon ninety (90) days' prior written notice to Bancorp.

                  20. Governing Law

                  The terms, conditions and operation of the Plan shall be governed by the laws of the State of New Jersey.